Exhibit 99.1
Immediate Release:
Contact:	Michelle M. Dawson Vice President of Investor Relations Developers Diversified Realty Main: (216) 755-5500 Fax: (216) 755-1455 E-mail: mdawson@ddr.com
Developers Diversified Realty Announces Daniel B. Hurwitz Promoted to
President and Chief Operating Officer as David M. Jacobstein Steps Down
Cleveland, OH; February 9, 2007 — Developers Diversified Realty (NYSE: DDR), the nation’s leading owner, developer and manager of market-dominant community shopping centers, announced today that David M. Jacobstein will be stepping down from his position as President and Chief Operating Officer, effective May 8, 2007. Daniel B. Hurwitz, who currently serves as Senior Executive Vice President and Chief Investment Officer will assume the role of President and Chief Operating Officer at that time.
Scott Wolstein, Developers Diversified’s Chairman and Chief Executive Officer, commented, “I am deeply appreciative of David’s dedication to Developers Diversified and the critical role he played in our success. He shared my vision for the future of Developers Diversified and focused on building the infrastructure necessary to support our consistent growth. Under David’s guidance, we recruited many exceptionally talented managers and initiated our industry-leading management training program.”
In commenting on Mr. Hurwitz’s promotion, Mr. Wolstein stated, “Dan is the obvious choice to become our next President and Chief Operating Officer. As a member of our Investment Committee and through his participation on the MDT and Developers Diversified boards, Dan has demonstrated his leadership skills and business acumen. Over the years, Dan’s responsibilities have expanded beyond managing our key tenant relationships and the revenue side of our business. He has become a familiar face and respected figure to Wall Street, our private equity partners and many others in the capital markets arena.”
Mr. Jacobstein articulated to senior management and the Board of Directors his intent to leave his position nearly one year ago. Since that time, the Company has undertaken numerous personnel initiatives to ensure a seamless transition and ongoing management continuity.
Mr. Jacobstein said, “In my eight years with Developers Diversified, I have had the pleasure of working with Scott, Dan and our entire leadership team in building an industry-leading business platform. It is gratifying to look back and realize the corporate growth we have experienced not just in terms of numbers, but also in terms of industry leadership.”

Mr. Hurwitz commented, “It has been a privilege to work with Scott and David in creating structure and crafting strategy that has produced such successful results. I am delighted with the opportunity to expand my responsibilities and grow the relationships I have established in all areas of our business. This is an exciting time for Developers Diversified and I look forward to working with our entire management team to strengthen our operating platform, leverage our core competencies and improve our competitive position to enhance shareholder value.”
Developers Diversified owns and manages approximately 500 retail operating and development properties totaling 117 million square feet in 44 states, plus Puerto Rico and Brazil. Developers Diversified is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which develops, leases and manages shopping centers. More information about Developers Diversified is available on the Internet at www.ddr.com.
Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although Developers Diversified believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Developers Diversified to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property or the loss of a major tenant. For more details on the risk factors, please refer to the Company’s Annual Report on Form 10-K for the year-end December 31, 2005.